UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 5, 2012

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 5, 2012, salesforce.com, inc. (the “Company”) entered into an office lease agreement (the “Lease”) with Teachers Insurance and Annuity Association to lease approximately 400,000 rentable square feet (the “Premises”) of an office building located at 50 Fremont Street, San Francisco, California (the “Building”). The cost of the Lease is approximately $339 million over the 18-year term of the Lease, including triple net estimated operating expenses.

The Premises will be delivered, and will expire in phases during the term of the Lease. The first floors will be delivered April 1, 2012, and the last floors will expire on April 30, 2030. The Company has two five-year options to extend the term of the Lease, an option to lease additional space in the Building, and the option to terminate certain floors of the Lease between September 2021 and October 2025. The Company also has the right to sublease, assign or transfer the Premises, subject to certain terms and conditions. Additionally, subject to the terms and conditions set forth in the Lease, the Company has the right to purchase the Building between December 1, 2017 and November 30, 2018, and has a one-time right of first offer to purchase the Building throughout the term of the Lease.

The foregoing summary is qualified in its entirety by reference to the Lease, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Office Lease by and between salesforce.com, inc. and Teachers Insurance and Annuity Association dated January 5, 2012

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2012	salesforce.com, inc.

/s/ Burke F. Norton
Burke F. Norton Executive Vice President and Chief Legal Officer

Exhibit Index

Exhibit Number	Exhibit Title

10.1	Office Lease by and between salesforce.com, inc. and Teachers Insurance and Annuity Association dated January 5, 2012